Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 20, 2020 with respect to the consolidated financial statements of Amryt Pharma Plc included in the Registration Statement on Form F-1. We consent to the use of the aforementioned report in the Registration Statement on Form F-1 and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton

Dublin, Ireland

June 23, 2020